Exhibit 99.1

Staffing 360 Solutions Improves Balance Sheet,

Reduces Debt by 55%, Anticipates Reporting

Increased Fourth Quarter Revenue

NEW YORK, Feb. 16, 2021 - Staffing 360 Solutions, Inc. (NASDAQ: STAF), a staffing company executing an international buy-integrate-build strategy through the acquisition of staffing organizations in the United States and the United Kingdom, today discussed its improved balance sheet and previewed fourth quarter revenue for the year ended December 31, 2020.

Improved Balance Sheet

As previously announced on February 12, 2021, the Company raised approx. $19.7 million (approx. $18 million net) in a public offering of 21,855,280 shares of its common stock at a price of $0.90 per share.

Staffing 360 Solutions used 75% of the net proceeds (approx. $13.5 million) to pay down a portion of its outstanding note due September 30, 2022, and 25% of the net proceeds (approx. $4.5 million) to redeem a portion of its Series E Preferred Stock.

55% Debt Reduction

Since June 2020, the Company has reduced $55 million of debt to $26.8 million, a reduction of $28.3 million, or 55%.

The Company has paid down $16.6 million of the note (leaving a balance of $19.1 million) and redeemed $8.6 million in stated value of Series E Preferred Stock (leaving a balance of $6.1 million). It carries a remaining balance of $1.4 million of stated value of the Series E-1 Preferred.

Brendan Flood, CEO and President, said, “Completing this raise of $19.7 million gross proceeds is the latest step forward toward improving our balance sheet, setting the stage for further growth and progress in 2021, and enhancing our ability to achieve our long-term goals. Since June, we’ve not only significantly reduced debt, but eliminated approx. $5 million per year in interest and dividends.

“We are now in a much better position to refinance our total debt prior to maturity next year. A more attractive refinancing in 2021 should allow us improved flexibility to both build organic growth and seek future M&A-driven expansion. We’ve taken $6.2 million of annualized overhead out of the business in 2020 which allowed us to manage through the worst of the pandemic and emerge into what we see as a recovery phase.”

Flood continued, “Staffing 360 Solutions is in a significantly healthier position now than before the pandemic. Our Company exited 2020 with 10% higher number of temp workers than the previous December. The Company expects unaudited Q4 Revenue to be $53.8 million, an increase of 11 percent, over Q3. Gross profits are up and demand is growing.

“While we are experiencing increasing recovery in both the US and UK, the overall staffing industry is poised to have what could be one of its best years as the recovery continues in 2021. The journey ahead is exciting and we are ready for it.”

Actual results may differ materially from the foregoing estimates due to developments or other information that may arise between now and the time the financial results for the fourth quarter of 2020 are finalized. These preliminary results should not be viewed as a substitute for the company’s fourth quarter reviewed consolidated financial statements prepared in accordance with GAAP.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. is engaged in the execution of an international buy-integrate-build strategy through the acquisition of domestic and international staffing organizations in the United States and United Kingdom. The Company believes that the staffing industry offers opportunities for accretive acquisitions and as part of its targeted consolidation model, is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and Light Industrial staffing space. For more information, visit http://www.staffing360solutions.com. Follow Staffing 360 Solutions on Facebook, LinkedIn and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as “expect,” “look forward to,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “will,” “project” or words of similar meaning. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified; consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, market and other conditions; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; weakness in general economic conditions and levels of capital spending by customers in the industries the Company serves; weakness or volatility in the financial and capital markets, which may result in the postponement or cancellation of customer capital projects or the inability of the Company’s customers to pay the Company’s fees; the termination of a major customer contract or project; delays or reductions in U.S. government spending; credit risks associated with the Company’s customers; competitive market pressures; the availability and cost of qualified labor; the Company’s level of success in attracting, training and retaining qualified management personnel and other staff employees; changes in tax laws and other government regulations, including the impact of health care reform laws and regulations; the possibility of incurring liability for the Company’s business activities, including, but not limited to, the activities of the Company’s temporary employees; the Company’s performance on customer contracts; negative outcome of pending and future claims and litigation; government policies, legislation or judicial decisions adverse to the Company’s businesses; the Company’s ability to access the capital markets by pursuing additional debt and equity financing to fund its business plan and expenses on terms acceptable to the Company or at all; the Company’s ability to achieve loan forgiveness under Paycheck Protection Program; and the Company’s ability to comply with its contractual covenants, including in respect of its debt agreements, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Investor Relations Contact:

Terri MacInnis, VP of IR

Bibicoff + MacInnis, Inc.

(818) 379-8500 x2

terri@bibimac.com